Exhibit 10.2

Sahar Investments Ltd.

Employee Option Allocation Plan – 2010

Pursuant to section 102 of the Income Tax Ordinance [New Version], 5721-1961

1.	Introduction

1.1.	Presented hereunder is a plan for allocating options to the officers and some of the employees of Sahar Investments Ltd., public company no. 520041146 (hereinafter the “Company”), through a trustee, pursuant to the provisions of section 102 of the Income Tax Ordinance [New Version], 5721-1961 (hereinafter the “Plan”). In the framework of the Plan, the Company, pursuant to a resolution of the Company’s board of directors that it shall adopt from time to time, is to allocate to the officers and some of its employees or to officers and employees of an Affiliated Company, as defined below, for no consideration and subject to the terms set forth below in this Plan, a total of up to 14,193,187 nonmarketable options, each of which shall be convertible to one ordinary share of the Company of ILS 0.01 par value, against payment to the Company of the Conversion Price (as defined below).

1.2.	The purpose of the Plan is to allow the Company to have the officers and employees of the Company and of an Affiliated Company share in the Company’s success, and to grant those employees an incentive, the financial value of which is linked to the Company’s performance. The Plan is also designed to award officers and employees for their efforts in promoting the Company and its business and in order to strengthen their commitment to the Company in the long term.

2.	Definitions

2.1.	In this Plan the following terms shall have the definition appearing next to them, unless explicitly stated otherwise in the Plan:

“Options”	-	Up to 14,193,187 nonmarketable options, each of which can be converted, subject to the provisions of the Plan, during the conversion period and against the Conversion Price, to one Conversion Share of the Company.
“TASE”	-	The Tel Aviv Stock Exchange Ltd.
“Company’s Board”	-	The Company’s board of directors, including a committee to be appointed by the board of directors for purpose of providing the board of directors with recommendations in connection with executing the Plan and its administration, subject to the provisions of the Company’s articles of association and the provisions of applicable law, insofar as such a committee is appointed.

“Company”	-	As defined in section 1.1 above.
“Affiliated Company”	-	Meaning an “employing company” as defined in section 102(a) of the Ordinance, whether its date of incorporation precedes or follows the approval date of the Plan.
“Rules”	-	The Income Tax (Tax Benefits when Allocating Shares to Employees) Rules, 5763-2003, as shall be amended from time to time.
“Conversion Shares”	-	Up to 14,193,187 ordinary shares of the Company par value ILS 0.01 each, to emanate from the options conversion.
“Trustee”	-	Whoever is appointed by the Company to serve as trustee and approved by the tax authorities, all subject to section 102(a) of the Ordinance.
“Option Agreement”	-	The agreement to allocate Options pursuant to the Plan, to be executed between the Company and the Offeree, and which shall determine the terms of the allocation of the Options to the Offeree.
“Offeree/s”	-	Some of the employees of the Company or of an Affiliated Company and/or officers of the Company or of an Affiliated Company and/or directors of the Company or of an Affiliated Company, whose identity shall be determined pursuant to a Company’s Board resolution adopted from time to time, and who are not controlling shareholders of the Company, as such term is defined in section 32(9) of the Ordinance, and who shall not become controlling shareholders of the Company as a result of the allocation under the Plan.
“Ordinance”	-	The Income Tax Ordinance [New Version], 5721-1961, including its amendments.
“Allocation Date”	-	Any date to be resolved by the Company’s Board with respect to any allocation of Options under this Plan, when the Company shall allocate warrants to the Trustee on behalf of an Offeree or Offerees. The Allocation Date shall in any event only fall on a day following the approval of the listing of the Conversion Shares that are offered to the Offerees in the framework of the allocation, and after completing all the necessary actions and obtaining all the approvals required under section 102 of the Ordinance and the Rules.

“Termination of Employment Date”	-	The earlier of the following dates: (a) The day notice is provided regarding the Offeree’s termination of employment at the Company or Affiliated Company, for any reason whatsoever including and without derogating from the generality of the foregoing in the event of death, permanent loss of 100% competence at work or dismissal.
“Lock-in Period”	-	A period during which the Offeree shall not be entitled to receive the Options and/or Conversion Shares received by the Trustee therefor and/or any right granted by virtue thereof and/or to sell the Conversion Shares as aforesaid, and which, pursuant to the provisions of section 102 of the Ordinance and the Rules, begins on the Allocation Date, and ends in accordance with the taxation track that the Company’s Board shall select.
“Trusteeship Period”	-	A period starting on the Allocation Date and ending not before the end of the Lock-in Period or the end of any other minimum period pursuant to the provisions of section 102 of the Ordinance, the Rules and this Plan, during which the warrants and/or Conversion Shares and/or any right granted by virtue thereof shall be held by the Trustee on behalf of the Offeree under the provisions of section 102 of the Ordinance.
“Conversion Period”	-	The period during which the Offeree shall be entitled to convert the Options he shall be granted under the Plan into Conversion Shares, and which begins on the date such Options are granted to such Offeree pursuant to a board of directors resolution and as stated in section 5.1 of the Plan, and ending on the earlier of the following dates: (a) the end of the Plan period, or (b) 6 months after the Offeree’s Termination of Employment Date, all as long as nothing has been set forth otherwise in the Options Plan and subject to the provisions of section 6 of the Plan below.
“Period of the Plan”	-	A period starting on the date the Plan is adopted by the Company’s Board and ending 7 years after such date.

3.	Administration of the Plan

3.1.	Subject to the provisions of any law, the Company’s incorporation documents and any other agreement signed between the Company’s shareholders, the Plan shall be administered and executed by the Company’s Board, whose interpretation, implementation and manner of administering the Plan shall be final and binding.

3.2.	Without derogating from the generality of the foregoing, the Company’s Board shall have the sole authority to determine and/or change, before the relevant Allocation Date and subject to applicable law, the identity of the Offerees, the terms and provisions of the Option Agreements, the number of Options to be allocated to every Offeree, the Allocation Date, the conversion prices, the Conversion Period, the Lock-in Period and the manner in which and dates when the Offeree shall be entitled to receive the Options allocated to the Trustee on his behalf and/or the Conversion Shares that the Trustee shall receive therefor, the taxation track of the Options pursuant to the provisions of section 102 of the Ordinance, and to resolve questions that may arise in connection with the Plan’s implementation, to change and amend the Plan, to make any other decision and to take any other action required for purposes of administering and executing the Plan.

3.3.	Should there be any need to conform the Plan to TASE’s requirements, the Company’s Board shall determine suitable provisions, and shall make appropriate changes to the Plan in accordance with TASE’s requirements, while taking effort to prejudice the Offerees’ rights as little as possible.

4.	Trustee

4.1.	Subject to completing all of the necessary actions and obtaining all the approvals required under law, the Company shall allocate to the Trustee, on every Allocation Date, for no payment, on behalf of an Offeree or Offerees, all of the Options designated for such Offeree pursuant to a resolution of the board of directors.

4.2.	Notwithstanding the foregoing, the Company shall not allocate Options to the Trustee for an Offeree before such Offeree executes an Option Agreement that shall include, among other things, the following provisions:

4.2.1.	A declaration regarding the Offeree agreeing to all of the Plan’s terms, including and without derogating from the generality of the foregoing, his agreement to bear all the tax liabilities and other mandatory payments to arise as a result of the allocation of the Options, their conversion into the Conversion Shares, their transfer or transfer of the Conversion Shares and an undertaking to indemnify the Company should action be taken against it for such tax;

4.2.2.	An undertaking of the Offeree to fulfill the provisions of law with respect to the prohibition to use inside information of the Company;

4.2.3.	An undertaking of the Offeree to fulfill the provisions of section 102 of the Ordinance, the Rule and the Plan;

4.2.4.	Termination of any prior allocation agreement or undertaking to allocate Options signed between the Company and Offeree, if and insofar such an agreement or undertaking were executed in the past.

4.3.	The Trustee shall hold Options and any right granted by virtue thereof, including the Conversion Shares to be received therefor and any right granted thereunder, in trust on behalf of the Offerees, for the duration of the Trusteeship Period.

4.4.	Subject to the provisions of section 4.3 above, as long as the Options or Conversion Shares received therefor have not been transferred to the name of the Offeree or any third party, or sold by the Trustee, all pursuant to the instructions of the Offeree, the Trustee shall be registered in the Company’s books as the owner of the Options and/or Conversion Shares, as applicable.

5.	Options eligibility

5.1.	The Company’s Board shall determine, with respect to every Offeree, the manner in which and the dates when each Offeree shall be granted the right to the Options to be allocated to the Trustee on behalf of such Offeree (vesting) (hereinafter the “Eligibility Date”), and the Company’s Board is permitted to determine that the Options are to be granted to the Offeree in a few installments and on a few Eligibility Dates.

5.2.	In the event of the Offeree’s termination of employment, the Offeree shall be entitled solely to those Options the Eligibility Date of which has passed before the Termination of Employment Date as aforesaid, and his eligibility to receive any additional Options shall expire on such date.

6.	Conversion of Options

6.1.	On every business day during the Conversion Period, subject to obtaining all of the required approvals for such pursuant to law, the Offeree shall be permitted to convert the Options to which he shall be entitled under section 5 above, subject to the provisions of the Option Agreement and in accordance with the terms of the conversion set forth below.

6.2.	Subject to adjustments pursuant to section 8 below, every Option shall be convertible into one Conversion Share.

6.3.	Manner of converting the Options to Conversion Shares

Subject to the provisions of section 102 of the Ordinance and to all legal provisions applicable to the Company and/or to the Offerees and to obtaining all the approvals required under applicable law as stated:

6.3.1.	Options are to be converted into Conversion Shares by providing written notice to the Company, in form to be determined by the Company’s Board and the Trustee (hereinafter the “Conversion Notice”) regarding the amount of Options that the Offeree seeks to convert into Conversion Shares, including the cash amount that at such time shall be equal to the relevant conversion price, as shall be set forth in the Option Agreement pursuant to a resolution of the Company’s Board.

6.3.2.	The Conversion Date shall be the date when the Company is provided the Conversion Notice including the relevant conversion price (hereinafter the “Conversion Date”).

6.3.3.	An Offeree seeking to convert Options into Conversion Shares as aforesaid shall immediately upon the Company’s first request and as a precondition for converting the Options as aforesaid execute any document it shall be required to sign pursuant to the Plan, the Company’s articles of association and/or under applicable law, in order to allow the conversion to take place.

6.3.4.	A Conversion Notice cannot be amended or cancelled.

6.3.5.	The Offeree shall be entitled to convert the Options that he is eligible for in installments; however, he shall not be permitted to convert a fraction of an Option.

6.3.6.	An Option that is not converted until the end of the Conversion Period shall immediately expire and not grant its owners any rights whatsoever.

6.3.7.	Within three (3) business days of the Conversion Date, provided the relevant conversion price has been paid and all the documents, approvals and payments required from the Offeree as a condition for converting the Options have been submitted and made, the Company shall allocate to the Trustee (on behalf of the Offeree) the Conversion Shares for the Options that he shall convert, and the Trustee shall hold them according to the provisions of the deed of trust.

6.3.8.	The Trustee shall return the assignment of option deed to the Company in respect of which the Conversion Shares were allocated, and the Company shall provide the Trustee with a new deed of options assignment for the remaining Options that have not yet been converted by the Offeree.

6.3.9.	Subject to the Conversion Shares being approved for listing on TASE, immediately after converting the Options (but in any event not before the end of the Lock-in Period), the Company shall contact TASE with a request to have the Conversion Shares listed on TASE.

6.4.	Conversion of Options in the event of termination of employment

Notwithstanding the provisions in section 6.3 above, the following reservations shall apply to a conversion of the Options:

6.4.1.	In the event employment is terminated before commencement of the Conversion Period, the Offeree shall not be entitled to convert the Options to be held by the Trustee on his behalf, and the Options shall expire and not grant the Offeree any right.

6.4.2.	In the event employment is terminated during the Conversion Period, the Offeree shall be entitled to convert the Options where all or part of the Eligibility Dates have passed as stated in section 5 above, subject to the Conversion Notice and relevant conversion price having been provided to the Company until the end of the Conversion Period.

6.4.3.	Notwithstanding section 6.4.2 above, an Offeree whose employment with the Company or Affiliated Company was terminated following his death or the permanent loss of 100% competence at work, shall be entitled to convert the Options where all or part of the Eligibility Dates have passed as set forth in section 5 above, subject to the Conversion Notice and relevant conversion price having been provided to the Company until the earlier of the following two dates: (a) 12 months from his Termination of Employment Date (as defined above) at the Company or Affiliated Company; (2) end of the Conversion Period.

6.4.4.	Notwithstanding section 6.4.2 above, in the event the Offeree committed any of the following: he was convicted in a judgment of having committed embezzlement, theft, or any other offense that involves moral turpitude; a serious disciplinary infraction; and/or a judicial or quasi-judicial court determined that the Offeree violated his fiduciary duty towards the Company, then the Offeree shall not be entitled to convert the Options that were allocated on his behalf, or any one thereof, whose Eligibility Dates have not yet passed pursuant to section 5.1 above, and they shall expire immediately, without providing any right to the Offeree therefor.

7.	Rights of the Conversion Shares

7.1.	The Conversion Shares shall for all intents and purposes have rights equal to the ordinary shares existing in the Company’s capital on the date the Options are allocated pursuant to this Plan.

7.2.	Rights as a shareholder

7.2.1.	It is hereby clarified that the Offeree is not to be granted any right that is attached to the Conversion Shares until the date the Options have been converted pursuant to section 6 above.

After converting the Options to Conversion Shares the Offeree shall be granted any right attached to the Conversion Shares as aforesaid, and the Conversion Shares shall for all intents and purposes have rights that are equal to the ordinary shares of the Company, including the right to receive dividends and to participate in a distribution of bonus shares or any other distribution, where the effective date for the right to receive them is the Conversion Date or thereafter. It is noted that as long as the Conversion Shares are registered to the Trustee’s name, the dividend amount is to be paid to the Trustee (after withholding tax according to law), who shall transfer it to the Offeree after duly withholding tax at source.

7.2.2.	As long as the Conversion Shares are held by the Trustee, the Trustee shall be deemed, vis-à-vis the Company and any third parties, to be the owner of the Conversion Shares for all intents and purposes, including and without derogating from the generality of the foregoing for purposes of receiving notices from the Company, and the Trustee shall vote in the general meetings of the Company pursuant to and in accordance with the instructions of the Offeree.

7.2.3.	Without derogating from the generality of the foregoing, unless agreed otherwise in writing, the Offerees shall not have any right to limit the other shareholders in selling all or part of their shares and/or a right to demand of the Company and/or its shareholders preferential rights over any other third parties, including a right of first refusal, a tag-along right or a right to join the purchase of Company securities that are being offered to the other shareholders.

8.	Protection of the Offerees during the Period of the Plan

8.1.	The Company shall at all times maintain ordinary shares in its registered share capital of ILS 0.01 par value each, in sufficient number for allocating all of the Conversion Shares to the Offerees pursuant to the Plan.

8.2.	Adjustment for changes to the Company’s capital structure

8.2.1.	In any event where bonus shares are distributed in a manner that the effective date regarding the distribution of the bonus shares falls before the end of the Conversion Period, and assuming the Offeree is entitled to convert the Options, the number of Conversion Shares that the Offeree is entitled to upon the conversion of the Options shall increase, by adding the number of shares that the Offeree was entitled to receive as bonus shares, had he converted all the Options allocated to the Trustee on his behalf under this Plan and the Option Agreement (including those still in the Trustee’s possession) prior to the effective date as aforesaid.

8.2.2.	In any event of the Company making a cash dividend payment to its ordinary shareholders, the conversion price of every Option shall be adjusted according to the TASE guidelines.

8.2.3.	In the event of a Company rights issue to the shareholders, an amount equal to the bonus component of the rights shall be deducted from the exercise price of every Option on the “ex-rights” date. In this respect “bonus component of the rights” means: The difference between the share price on TASE pursuant to the rights issue prospectus to serve as a basis for calculating the “ex-rights” share price that is set forth in the prospectus, and the “ex-rights” share price according to the foregoing prospectus.

8.2.4.	In any event of a split or consolidation of the Company’s shares such that the effective date with respect to such changes to the Company’s share capital shall fall before the end of the Conversion Period, and assuming the Offeree is entitled to convert the Options, the number of Conversion Shares shall be adjusted by increasing or decreasing the number of shares that the Offeree shall be entitled to upon converting the Options in the number of shares that the Offeree would have been entitled to had he converted all the Options allocated to the Trustee on his behalf according to this Plan and the Option Agreement (including those still in the Trustee’s possession) before the effective date as aforesaid.

8.3.	Sale of the Company’s assets to a third party or a Company merger

8.3.1.	In the event all or a substantial part of the Company’s assets are to be sold to a third party, or in the event the Company is about to merge into or with another company, including a share exchange transaction (hereinafter the third party and other company shall be jointly referred to as the “Absorbing Company”), the Company shall ensure that the Plan is to be adopted by the Absorbing Company, and the Options for Company shares shall be replaced with comparable options of equal value to the shares of the Absorbing Company and/or its subsidiary and/or its parent company.

8.3.2.	Notwithstanding the foregoing, in the event the Absorbing Company shall refuse to adopt the foregoing Plan, the Company’s Board shall allow the Offeree, subject to any applicable law, to convert all or part of the Options allocated on his behalf, including Options that the Offeree is not entitled to convert at such time. In such an event, the Company’s Board shall inform the Offeree that he has the possibility of converting the Options as aforesaid, for a duration of 30 days from the day notice is provided. Upon the end of such period the Options shall expire.

The Offeree shall bear any tax liability to apply for converting the Options as aforesaid, if and insofar as applicable.

9.	Restrictions on exercise – transfer of the Options and/or Conversion Shares

9.1.	The Options and/or Conversion Shares, including the rights granted thereunder, shall be held by the Trustee for a period no shorter than the Lock-in Period.

9.2.	Without derogating from the other provisions of the Plan and the provisions of applicable law, the Trustee shall not transfer the Options to the Offeree, other than following their conversion to Conversion Shares (i.e. the Trustee shall not transfer Options to the Offeree but rather shares only) and in any event not before the end of the Lock-in Period.

9.3.	Without derogating from section 9.2 above, during the Lock-in Period or prior to payment of the tax that applies as stated in section 7 of the Rules, whichever the later, the Options (including the Conversion Shares to be received therefor by the Trustee) shall not be transferable or assignable and they shall not be placed under a pledge, foreclosure or other voluntary charge, and no power of attorney or deed of transfer shall be given for them, whether immediately effective or effective on a future date, except for a transfer by force of a will or pursuant to law; should the Options and/or Conversion Shares that were received therefor be transferred by virtue of a will or pursuant to law as aforesaid, the provisions of section 102 and the provisions of the Rules shall apply to the Offeree’s successors or transferees, as applicable.

9.4.	After the end of the Lock-in Period every Offeree shall be permitted at any time to request the Trustee to transfer all or part of the Conversion Shares to its name, which are to be received by the Trustee for their conversion, or to sell all or part of the conversion shares as aforesaid, as the Offeree shall order, and the Trustee shall not be required to transfer the Conversion Shares or sell them as aforesaid other than after payment of the tax applicable under section 102 of the Ordinance and pursuant to the Rules, and the Trustee shall have confirmation in respect thereof from the assessing officer at the office where the withholdings file of the Company is managed.

9.5.	If according to the terms of the Plan the Offeree is to be allocated bonus shares due to the Options being converted into Conversion Shares, the bonus shares shall be allocated under the Trustee’s name. The Offeree shall be entitled to instruct the Trustee to exercise the bonus shares only after the end of the Lock-in Period.

10.	No employment obligation

Nothing stated in the Plan shall impose any obligation on the Company or Affiliated Company, as applicable, to employ the Offeree under any terms or at all, and the Company or Affiliated Company shall be permitted to terminate the Offeree’s employment and to alter his terms of employment at any time, subject to the Offeree’s employment agreement and in accordance with applicable law.

11.	Tax liabilities

11.1.	The Options are to be allocated to the Offerees through the Trustee, in accordance with the provisions of section 102 of the Ordinance. The first taxation track selected by the Company upon adopting the Plan is the capital gains track, and the Company’s Board shall be permitted to alter it from time to time, pursuant to the provisions of section 102 of the Ordinance.

11.2.	All the tax liabilities for allocating the Options (whether or not under the provisions of section 102 of the Ordinance), their conversion, sale of the Conversion Shares, transfer of the Conversion Shares to the Offeree’s name and/or other obligations to arise for the Offeree and/or Trustee in connection with the Plan, shall apply in full to the Offeree for whom the Options were allocated.

11.3.	The Company (and/or Trustee) shall not bear the tax liability, if any, for the offer to the Offeree and/or anything included in its execution, neither by way of grossing up nor in any other way. Should any action be brought against the Company for any reason in connection with such tax payment, the Offeree shall, under the Options Agreement as set forth in section 4.2.1, undertake to indemnify the Company for its costs in connection with such claim, including and without derogating from the generality of the foregoing, for costs related to its obligation to withhold tax, interest, fines, etc., provided the Company acted reasonably with respect to the tax payments.

12.	Conditions precedent and interpretation

12.1.	The execution of the Plan is subject to the Conversion Shares being listed on TASE. Should this condition not be met, the Plan is to be cancelled.

12.2.	The Plan is subject to the completion of all the necessary actions and on obtaining all of the approvals required under section 102 of the Ordinance and the Rules, including the provision of prior notice regarding the Plan to the assessing officer at the office where the Company’s withholdings file is managed.

12.3.	In the event of a contradiction between the provisions of the Ordinance and the Rules and the provisions of the Plan, the provisions of the Ordinance and the Rules shall prevail.

13.	No exclusivity

It is clarified that the adoption of the Plan by the Company’s Board shall not be interpreted as limiting or in any way preventing the Company’s possibilities for incentivizing its employees, at its complete discretion, including and without derogating from the generality of the foregoing, by granting shares or Options in a manner differing from the Plan, insofar as the provision of shares or Options as aforementioned is compatible with the Company’s documents of incorporation and does not contradict any law.

Amendment 1 to the Option Plan of Enlight Renewable Energy Ltd (“the Plan” and “Enlight”)

A.	Introduction:

1.	The Company’s Board of Directors determined that the Plan will also apply to allocation of options to employees or consultants of the Company and/or its subsidiaries (direct or indirect) whose place of residence is outside Israel, except as specified explicitly in this Amendment below (“Foreign Offerees”).

2.	Unless stated explicitly otherwise, the definitions and terms set forth in this Amendment will have the meaning given to them under the Plan.

B.	Allocation to Foreign Offerees

1.	If the Company allocates options to Foreign Offerees, then the provision of the Plan will apply with the following changes only:

1.1	The options and exercise shares will not be allocated to Foreign Offerees through the Trustee under the Plan in accordance with section 102 of the Ordinance, but the Company may appoint a party to act as the Plan coordinator for the purpose of management thereof.

1.2	The provisions of section 102 of the Ordinance and the rules thereunder will not apply to allocation to Foreign Offerees.

2.	Notwithstanding the foregoing, if an Offeree may not exercise options (vested) at the time of exercise requested by him, because at that time issuance of shares by the Company would constitute a breach of the listing requirements under the Securities Law (or any other parallel law) in the country of residence of the Offeree, then the allocation will not be made until such impediment is removed, and if the impediment is not removed within 6 months, the options and any right in respect thereof will expire and the parties will examine an alternative compensation mechanism.

C.	Subjection to the provisions of foreign law

1.	The laws of the State of Israel will apply to all matters relating to the meaning, validity and interpretation of the Plan, also in respect of Foreign Offerees.

2.	The Offerees will also be subject to relevant law in their place of residence, including the tax laws in their country of residence (“Destination Country”).

3.	The options and exercise shares are not and shall not be listed for trading in the Destination Country.

4.	No options and/or other securities shall be issued in the Destination Country as long as they require a prospectus.

5.	The Company will act to obtain all approvals required from the relevant regulatory authorities for execution of the Plan in respect of Foreign Offerees, including in the Destination Countries, if and insofar as required. If after investment of reasonable efforts, the Company fails to obtain such regulatory approvals that the Company believes are necessary for execution of the Plan to Foreign Offerees, then the Company will be released from any responsibility.

6.	The provisions of this Amendment above do not purport to be an authoritative interpretation of the provision of the law relating to taxes that may apply in respect of granting of the options offered to Foreign Offerees and do not constitute a substitute for legal and professional advice in this regard. As is customary with investment in securities, Offerees should weigh the different tax aspects and tax implications of their investment and consult their professional advisors, including legal and tax advice given their specific data.